EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $1.2 Million for the Third Quarter and $5.3 Million for the First Nine Months of 2012; Dividend Increased From $.025 to $.04

MCLEAN, Va., Oct. 25, 2012 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter and nine months ended September 30, 2012 was $1.2 million and $5.3 million compared to $1.4 million and $4.1 million during the third quarter and the first nine months of 2011.

The slight decline in net income during the quarter was largely attributable to an other than temporary impairment ("OTTI") charge on one trust preferred security which was partially offset by a gain on sale of SBA loan pooled securities. In addition, the provision for loan losses was elevated in the third quarter due to a charge off related to a short sale of a property in West Virginia.

The Board of Directors declared a dividend of $.04 per share, an increase of 60% over the prior quarter dividend, payable November 23, 2012 to shareholders of record on November 12, 2012. This was Southern National's fourth consecutive quarterly dividend.

Net Interest Income

Net interest income was $8.1 million in the quarter ended September 30, 2012 up from $7.2 million during the same period last year. Sonabank's net interest margin was 5.14% in the third quarter of 2012, down from 5.22% in the third quarter of 2011.

Net interest income was $23.6 million during the nine months ended September 30, 2012, compared to $20.3 million during the same period in the prior year. Average loans during the first nine months of 2012 were $523.2 million compared to $472.2 million during the same period last year. The Greater Atlantic Bank loan discount accretion contributed $2.9 million to net interest income during the first nine months of 2012, compared to $2.6 million during the nine months ended September 30, 2011. The loan discount accretion on the HarVest Bank portfolio contributed $412 thousand through the third quarter of 2012.

Noninterest Income

During the third quarter of 2012 Sonabank had noninterest income of $264 thousand compared to noninterest income of $366 thousand during the third quarter of 2011. The decline was primarily related to an OTTI charge on trust preferred securities in the amount of $480 thousand which was partially offset by a gain on the sale of SBA pooled securities in the amount of $287 thousand.

Noninterest income increased to $2.8 million in the first nine months of 2012 from $1.7 million in the first nine months of 2011. The increase resulted from the bargain purchase gain of $3.5 million from the HarVest transaction which was partially offset by the recognition of impairment in the values of five other real estate owned ("OREO") properties in the Charlottesville market and one in the Culpeper market during the second quarter of 2012. In addition, there was an OTTI of $235 thousand in one trust preferred security during the second quarter of 2012 compared to $38 thousand in OTTI charges during the second quarter of 2011. Also, during the first quarter of 2012 the bank sold the guaranteed portions of SBA loans and realized a $657 thousand gain.

Noninterest Expense

Noninterest expenses were $4.8 million and $14.1 million during the third quarter and the first nine months of 2012, respectively, compared to $3.9 million and $11.2 million during the same periods in 2011.  Occupancy expenses were $902 thousand during the quarter compared to $713 thousand during the third quarter of 2011. $134 thousand of the increase resulted from operating five more branches this quarter, and $43 thousand was a result of expenses related to the HarVest administrative office on a lease which has now been terminated. As a result of recasting estimated recoveries under the FDIC indemnification agreement for the Greater Atlantic Bank acquisition in the second quarter of 2012, amortization expense was $242 thousand for the quarter ended September 30, 2012, compared to accretion of $13 thousand for the same period last year. Audit and consulting fees were $137 thousand during the third quarter of 2012 compared to $93 thousand during the same period in 2011.

Audit and consulting fees were $977 thousand during the nine months ended September 30, 2012, compared to $306 thousand during the same period in 2011. Occupancy expenses were $2.5 million during the nine months ended September 30, 2012, compared to $2.1 million during the same period in 2011. Of this increase, $213 thousand resulted from operating five additional branches this quarter, and $67 thousand was a result of expenses related to the HarVest administrative office on a lease which has now been terminated. As a result of recasting estimated recoveries under the FDIC indemnification agreement in the second quarter of 2012, amortization expense was $481 thousand for the nine months ended September 30, 2012, compared to accretion of $85 thousand for the same period last year. The efficiency ratio was 55.03% during the nine months ended September 30, 2012, compared to 51.87% during the same period the prior year.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at September 30, 2012 and December 31, 2011:

		Non-covered Loans
	Covered Loans (1)	HarVest Loans (2)	Other Loans	Total Loans	Covered Loans (1)	Non-covered Loans	Total Loans
	September 30, 2012				December 31, 2011
Mortgage loans on real estate:
Commercial real estate - owner-occupied	$ 4,276	$ 17,067	$ 77,731	$ 99,074	$ 4,854	$ 82,450	$ 87,304
Commercial real estate - non-owner-occupied	11,965	11,233	107,307	130,505	11,243	117,059	128,302
Secured by farmland	--	--	1,486	1,486	--	1,506	1,506
Construction and land loans	1,244	5,500	54,647	61,391	2,883	39,565	42,448
Residential 1-4 family	22,038	13,709	47,330	83,077	25,307	49,288	74,595
Multi- family residential	621	736	18,358	19,715	629	19,553	20,182
Home equity lines of credit	33,288	1,991	6,925	42,204	35,442	9,040	44,482
Total real estate loans	73,432	50,236	313,784	437,452	80,358	318,461	398,819

Commercial loans	3,058	7,098	89,413	99,569	2,122	89,939	92,061
Consumer loans	104	18	1,626	1,748	108	1,868	1,976
Gross loans	76,594	57,352	404,823	538,769	82,588	410,268	492,856

Less deferred fees on loans	6	(5)	(1,001)	(1,000)	--	(1,088)	(1,088)
Loans, net of deferred fees	$ 76,600	$ 57,347	$ 403,822	$ 537,769	$ 82,588	$ 409,180	$ 491,768

(1) Covered Loans are loans acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.
(2) HarVest Loans are loans acquired in the HarVest transaction and are not covered under an FDIC loss-share agreement.

Loan growth has been basically flat since the end of the year with the exception of the HarVest acquisition. In the Northern Virginia market, which is heavily dependent on defense spending and related government contracting, there is growing concern about the potential for sequestration. As a consequence, loan demand has been soft in Northern Virginia.

Net loans receivable increased from $491.8 million at the end of 2011 to $537.8 million at September 30, 2012. Within that total, covered loans declined by $6.0 million while the non-covered loan portfolio increased by $52.0 million. Non-covered loans included $57.3 million of loans acquired in the HarVest acquisition. We sold $5.7 million of SBA loans during the first quarter of 2012.

Loan Loss Provision/Asset Quality

The loan loss provision for the third quarter of 2012 was $1.8 million compared to $1.3 million for the second quarter of 2012 and $1.6 million during the third quarter of 2011. Charge-offs totaled $1.9 million, $1.8 million and $1.5 million, respectively, during those three quarters.

Non-covered OREO as of September 30, 2012 was $12.8 million compared to $13.6 million as of the end of the previous year. During the nine months ended September 30, 2012 we had two foreclosures in the amount of $2.0 million and OREO sales of $1.1 million.

Non-covered nonaccrual loans were $4.5 million (excluding $2.6 million of loans fully covered by SBA guarantees) at September 30, 2012 compared to $2.1 million (excluding $2.5 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets to non-covered assets decreased from 2.98% (excluding the SBA guaranteed loans) at the end of 2011 to 2.75% (excluding the SBA guaranteed loans) at September 30, 2012. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered loans at September 30, 2012 was 1.50%, compared to 1.54% at the end of 2011. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $80.5 million at September 30, 2012 and $45.0 million at December 31, 2011. In the second quarter of 2012, we acquired securities with a fair value of $38.4 million in the HarVest transaction, and we sold $11.3 million of those securities. We retained mortgage-backed securities and collateralized mortgage obligations with a fair value of $27.1 million. We purchased $20.0 million of callable agency securities and $2.0 million of tax-exempt municipal securities during the third quarter of 2012. We also sold $8.0 million of SBA pooled securities which resulted in a gain of $287 thousand during the quarter.

As of September 30, 2012 we owned pooled trust preferred securities as follows:

Ratings
		When Purchased		Current Ratings
Security	Tranche Level	Moody's	Fitch	Moody's	Fitch

ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB
MMCF III B	Senior Sub	A3	A-	Ba1	CC

Other Than Temporarily Impaired:
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C
TRAP 2007-XII C1	Mezzanine	A3	A	C	C
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C
ALESCO V C1	Mezzanine	A2	A	C	C
ALESCO XV C1	Mezzanine	A3	A-	C	C
ALESCO XVI C	Mezzanine	A3	A-	C	C

Security	Par Value	Book Value	Estimated Fair Value	Current Defaults and Deferrals	Previously Recognized Cumulative Other Comprehensive Loss (1)
	(in thousands)
ALESCO VII A1B	$ 6,904	$ 6,216	$ 4,211	$ 117,400	$ 296
MMCF III B	435	426	254	37,000	9
	7,339	6,642	4,465		$ 305

Other Than Temporarily Impaired:					Cumulative Other Comprehensive Loss (2)	Cumulative OTTI Related to Credit Loss (2)
TPREF FUNDING II	1,500	423	423	134,100	722	$ 355
TRAP 2007-XII C1	2,107	55	55	202,705	759	1,293
TRAP 2007-XIII D	2,039	--	83	214,000	7	2,032
MMC FUNDING XVIII	1,070	27	166	96,682	352	691
ALESCO V C1	2,138	473	426	84,000	1,004	661
ALESCO XV C1	3,175	30	641	249,100	586	2,559
ALESCO XVI C	2,113	117	472	86,150	816	1,180
	14,142	1,125	2,266		$ 4,246	$ 8,771

Total	$ 21,481	$ 7,767	$ 6,731

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for potential impairment. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the most reflective estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary.

The analyses resulted in OTTI charges related to credit on two trust preferred securities (TRAP 2007-XII C1 and TPREF FUNDING II) in the amount of $480 thousand during the third quarter of 2012, compared to OTTI charges related to credit on the trust preferred securities totaling $43 thousand for three months ended September 30, 2011.  The OTTI charge on TRAP 2007-XII C1 was $479 thousand and was caused by the deferral of interest payments by a large issuer in the deal which has eroded the credit support below the tranche we own. This adverse credit development impacts the amount and timing of expected cash flows to the tranche, resulting in the recognition of OTTI.

Deposits

Total deposits were $537.3 million at September 30, 2012 compared to $461.1 million at December 31, 2011. We acquired deposits in the amount of $140.5 million in the HarVest transaction. Total time deposits were $297.3 million at September 30, 2012, compared to $255.8 million at December 31, 2011. We acquired time deposits totaling $107.6 million in the HarVest acquisition. Noninterest-bearing deposits were $43.1 million at September 30, 2012 and $32.6 million at December 31, 2011.

Stockholders' Equity

Total stockholders' equity increased from $99.1 million as of December 31, 2011 to $104.0 million at September 30, 2012 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 18.25% and 17.70% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of September 30, 2012.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $708.3 million at September 30, 2012. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 15 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Richmond, Haymarket and Clifton Forge, and five branches in Maryland (four in Montgomery County and one in Frederick County).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. These factors should be considered, and undue reliance should not be placed on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(in thousands)
	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$ 22,288	$ 5,035
Investment securities-available for sale	49	9,905
Investment securities-held to maturity	80,496	35,075
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,190	6,653
Loans receivable, net of unearned income	537,769	491,768
Allowance for loan losses	(6,911)	(6,295)
Net loans	530,858	485,473
Intangible assets	10,640	11,155
Bank premises and equipment, net	6,476	6,350
Bank-owned life insurance	17,633	17,575
FDIC indemnification asset	7,006	7,537
Other assets	26,626	26,615
Total assets	$ 708,262	$ 611,373

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 43,096	$ 32,582
Interest-bearing deposits	494,155	428,513
Securities sold under agreements to repurchase and other short-term borrowings	32,713	17,736
Federal Home Loan Bank advances	30,250	30,000
Other liabilities	4,025	3,491
Total liabilities	604,239	512,322
Stockholders' equity	104,023	99,051
Total liabilities and stockholders' equity	$ 708,262	$ 611,373

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Interest and dividend income	$ 9,600	$ 8,688	$ 28,035	$ 24,919
Interest expense	1,469	1,489	4,431	4,601
Net interest income	8,131	7,199	23,604	20,318
Provision for loan losses	1,830	1,550	4,605	5,140
Net interest income after provision for loan losses	6,301	5,649	18,999	15,178
Account maintenance and deposit service fees	222	218	624	636
Income from bank-owned life insurance	148	129	649	1,196
Bargain purchase gain on acquisition	--	--	3,484	--
Gain on sale of loans	--	--	657	--
Gain (loss) on other real estate owned, net	24	--	(2,362)	(147)
OTTI losses recognized in earnings	(480)	(43)	(717)	(113)
Net gain on sale of available for sale securities	287	--	274	--
Other	63	62	198	151
Noninterest income	264	366	2,807	1,723
Employee compensation and benefits	2,073	1,759	5,868	5,066
Occupancy expenses	902	713	2,488	2,073
FDIC assessment	146	125	417	397
Change in FDIC indemnification asset	242	(13)	481	(85)
Other expenses	1,415	1,330	4,799	3,702
Noninterest expense	4,778	3,914	14,053	11,153
Income before income taxes	1,787	2,101	7,753	5,748
Income tax expense	579	692	2,487	1,602
Net income	$ 1,208	$ 1,409	$ 5,266	$ 4,146

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Per Share Data :
Earnings per share - Basic	$ 0.10	$ 0.12	$ 0.45	$ 0.36
Earnings per share - Diluted	$ 0.10	$ 0.12	$ 0.45	$ 0.36
Book value per share			$ 8.98	$ 8.52
Tangible book value per share			$ 8.06	$ 7.57
Weighted average shares outstanding - Basic	11,590,212	11,590,212	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,597,540	11,590,928	11,594,349	11,592,017
Shares outstanding at end of period			11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.69%	0.92%	1.06%	0.94%
Return on average equity	4.62%	5.69%	6.90%	5.73%
Yield on earning assets	6.07%	6.30%	6.24%	6.23%
Cost of funds	1.08%	1.25%	1.15%	1.34%
Cost of funds including non-interest bearing deposits	1.00%	1.17%	1.06%	1.25%
Net interest margin	5.14%	5.22%	5.26%	5.08%
Efficiency ratio (1)	55.79%	51.45%	55.03%	51.87%
Net charge-offs (recoveries) to average loans	0.29%	0.31%	0.75%	0.99%
Amortization of intangibles	$ 236	$ 230	$ 694	$ 689

			As of
			September 30, 2012	December 31, 2011

Stockholders' equity to total assets			14.69%	16.20%
Tier 1 risk-based capital ratio			18.25%	19.37%
Intangible assets:
Goodwill			$ 9,160	$ 9,160
Core deposit intangible			1,480	1,995
Total			$ 10,640	$ 11,155

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 7,099	$ 4,541
Loans past due 90 days and accruing interest			--	32
Other real estate owned			12,815	13,620
Total nonperforming assets			$ 19,914	$ 18,193
Allowance for loan losses to total non-covered loans			1.50%	1.54%
Nonperforming assets to total non-covered assets			3.16%	3.44%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			2.75%	2.98%
Nonperforming assets excluding SBA guaranteed loans to total non-covered loans and OREO			3.65%	3.72%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, impairment losses recognized in earnings and nonrecurring income on bank-owned life insurance.
(2) Applies only to non-covered loans and other real estate owned .
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.6 million and $2.5 million at September 30, 2012 and December 31, 2011, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com